UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2007
CKX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-17436	27-0118168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	650 Madison Avenue	10022
	New York, New York	(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Merger Agreement and Management Cooperation Agreement
On June 1, 2007, CKX, Inc., a Delaware corporation (“CKX” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with 19X, Inc., a Delaware corporation (“Parent”), and 19X Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, and as a result, the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”). All of Parent’s capital stock is owned by Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly owned subsidiary of CKX. At the effective time of the Merger, each outstanding share of common stock of the Company (the “Common Stock”) will be cancelled and converted into the right to receive $13.75 in cash, without interest (the “Merger Consideration”). Also at the effective time of the Merger, each outstanding share of Series B Convertible Preferred Stock of the Company (“Series B Preferred Stock”) will, at the election of the holder, (i) be canceled and converted into the right to receive the consideration contemplated by the terms of the Company’s Certificate of Incorporation, or (ii) subject to the terms of the Merger Agreement, remain outstanding as a share of Series B Preferred Stock with terms identical to the terms of the shares of Series B Preferred Stock currently outstanding, and each outstanding share of Series C Convertible Preferred Stock of the Company (“Series C Preferred Stock”) automatically will (x) in the event the holder of Series B Preferred Stock chooses to receive the consideration specified in clause (i) above, be canceled and converted into the right to receive the Merger Consideration, or (y) in the event that the holder of the Series B Preferred Stock chooses to receive the consideration specified in clause (ii) above, subject to the terms of the Merger Agreement, remain outstanding as a share of Series C Preferred Stock with terms identical to the terms of the shares of Series C Preferred Stock currently outstanding.
Consummation of the Merger is subject to various customary closing conditions, including approval of the transaction by the Company’s stockholders, absence of a “material adverse effect” on the Company and receipt of regulatory approvals, as well as to the distribution by the Company of 50% of its interest in FXLR (as defined below) to its stockholders (as more fully described below), stockholders of the Company holding no more than 7.5% of the outstanding Common Stock exercising appraisal rights under Delaware law, and there being no pending litigation which has the effect of preventing the consummation of Parent’s financing on terms substantially similar to the terms set forth in financing commitment letters to be obtained by Parent, as described below.
The Company’s Board of Directors, acting upon the unanimous recommendation of a special committee comprised entirely of independent directors (the “Special Committee”), has (except for directors affiliated with Parent or Merger Sub, who abstained) unanimously approved the Merger Agreement and recommended that the Company’s stockholders adopt the Merger Agreement and approve the Merger. The Special Committee engaged Houlihan, Lokey, Howard & Zukin, Inc. (“Houlihan Lokey”) to serve as independent financial advisor to the Special Committee. On June

1, 2007, Houlihan Lokey delivered an opinion to the Special Committee and the Board of Directors that as of the date of the opinion, the Merger Consideration to be received by holders of the Company’s Common Stock is fair from a financial point of view to such holders (other than holders of Common Stock that are affiliated with Parent).
Parent has informed the Company that it expects to finance the acquisition through a combination of equity and debt financing, with equity constituting approximately $600 million of the overall financing package. The proceeds of the financing will be used by Parent to pay the aggregate Merger Consideration and related fees and expenses of the transactions contemplated by the Merger Agreement. Although Parent has not received any financing commitments to date, Parent has advised the Company that it has received “cold comfort” indications for financing sufficient to consummate the proposed transaction. Parent has 60 days from the date of the Merger Agreement to deliver financing commitment letters to the Company from equity investors and financial institutions committing to provide an amount sufficient to pay the total amount of the Merger Consideration. Messrs. Sillerman and Fuller, as well as certain other members of senior management of the Company are expected to contribute shares of Common Stock representing approximately $200 million to Parent as part of the financing, with Mr. Sillerman contributing a substantial portion of the contributed shares and Mr. Fuller contributing his entire equity ownership in the Company. The Company and its subsidiaries have agreed to use their commercially reasonable efforts to cooperate with Parent’s financing sources to finalize Parent’s financing commitments. Completion of the Merger is not conditioned upon Parent receiving financing.
Pursuant to a Management Cooperation Agreement entered into in connection with the Merger Agreement, Messrs. Sillerman and Fuller and certain other members of senior management of the Company have agreed to vote their shares of Common Stock in favor of the Merger. In addition, they have agreed to vote their shares in favor of an alternative agreement entered into by the Company during the “go shop” period (as more fully described below) with respect to an offer that the Board of Directors, acting through the Special Committee, deems more favorable than the transactions contemplated by the Merger Agreement to the stockholders of the Company, from a financial point of view, provided that such alternative agreement provides for a cash purchase price of at least $0.25 per share greater than the Merger Consideration.
The Merger Agreement contains a “go-shop” provision, pursuant to which, for 45 days after the date of the Merger Agreement, the Company, under the direction of the Special Committee, is permitted to solicit competing proposals, terminate the Merger Agreement and enter into an alternative agreement with respect to a “superior proposal” (an offer that the Board of Directors, acting through the Special Committee, deems more favorable to the Company’s stockholders than the transactions contemplated by the Merger Agreement, from a financial point of view) without the payment of any expenses or a termination fee to Parent. Houlihan Lokey will conduct the solicitation of competing proposals on behalf of the Company during such 45-day period, under the direction of the Special Committee. Following the “go shop” period, the Company is subject to a “no shop” restriction on its ability to solicit third-party acquisition proposals or engage in discussions or negotiations with respect to such proposals (other than proposals from parties that submitted a written indication of interest during the “go shop” period that the Board of Directors, acting through the Special Committee, believes could result in a “superior proposal”).
The Company may terminate the Merger Agreement after the “go shop” and enter into an alternative agreement if its Board of Directors, acting through the Special Committee, determines in good faith that the agreement constitutes a “superior proposal”, and otherwise complies with the terms of the Merger Agreement, including (if Parent has failed to make an offer that is at least as favorable from a financial point of view as the superior proposal) payment of Parent’s and its affiliates’ actual out-of-pocket fees and expenses up to a maximum of $10 million. The Company must also pay Parent’s and its affiliates’ fees and expenses (up to $10 million) if Parent or the Company terminates the Merger Agreement following the failure by the Company’s stockholders to approve the Merger (so long as Mr. Sillerman and his affiliates parties thereto have complied in all material respects with the Management Cooperation Agreement), or if Parent terminates the Merger Agreement due to a breach by the Company of its representations, warranties or covenants contained in the Merger Agreement, or the occurrence of a “material adverse effect” on the Company (other than in certain circumstances a breach or material adverse effect caused by the Company’s management), in each case which prevents the Merger from closing by February 25, 2008 (the “Outside Date”), or due to the occurrence of a “triggering event” (defined generally as the Board of Directors failing to recommend the Merger Agreement for adoption by the Company’s stockholders or withdrawing or changing its recommendation in a manner adverse to Parent or approving or recommending an alternative transaction, or the Company materially breaching its covenant relating to the meeting of stockholders for approval of the Merger (and related SEC filings) or the “no shop” covenant). The Merger Agreement further provides that upon termination due to a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub which prevents the Merger from closing by the Outside Date, a material breach of the Management Cooperation Agreement by Mr. Sillerman or his affiliates that are parties thereto, or a failure by Parent to obtain the necessary financing by the Outside Date, Parent must pay to the Company a termination fee of $37 million, payable at the option of Parent in cash or Common Stock valued at a price of $12.00 per share. If the failure by Parent to obtain financing is due to pending litigation with respect to the transaction and all other closing conditions have been satisfied, the Outside Date may be extended to April 25, 2008. If Parent is unable to consummate the financing by this extended Outside Date due to the pending litigation, Parent must pay the Company’s actual out-of-pocket fees and expenses up to a maximum of $15 million. Mr. Sillerman has guaranteed the payment by Parent of the termination fees described above.
The foregoing summary of the Merger Agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement and Management Cooperation Agreement and the Company’s press release dated June 1, 2007, which are attached hereto as Exhibits 2.1, 2.2 and 99.1, respectively, and incorporated herein by reference.
The parties expect to close the transaction during the fourth quarter of 2007.
The Merger Agreement and Management Cooperation Agreement have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement and Management Cooperation Agreement were made only for purposes of such agreements and as of the specific dates set forth therein, were solely for the benefit of the parties to the Merger Agreement and Management Cooperation Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement and Management Cooperation Agreement, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and security holders are not third party beneficiaries under the Merger Agreement or Management Cooperation Agreement, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates or any other parties thereto. Moreover, information concerning the subject matter of the representation and warranties may change after the date of the Merger Agreement and Management Cooperation Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosure.
Important Additional Information Regarding the Merger will be Filed with the SEC: In connection with the proposed Merger, the Company will file with the Securities and Exchange Commission (“SEC”) a proxy statement and a Rule 13e-3 transaction statement on Schedule 13e-3. BEFORE MAKING A VOTING DECISION ABOUT THE PROPOSED TRANSACTION INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT, THE SCHEDULE 13e-3 AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement, the Schedule 13e-3 and other documents filed by CKX, Inc. (when available) at the SEC’s website at http://www.sec.gov. The proxy statement, the Schedule 13e-3 and such other documents may also be obtained for free by directing such request to CKX, Inc. Investor Relations, 650 Madison Avenue, New York, New York 10022 or on the Company’s website at http://www.ckx.com.
The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed Merger. Information regarding the interests of the Company’s participants in the solicitation will be included in the proxy statement relating to the proposed Merger when it becomes available.
Investment in FX Luxury Realty, LLC and License Agreements
On June 1, 2007, the Company acquired 50% of the common membership interests in FX Luxury Realty, LLC, a Delaware limited liability company (“FXLR”) engaged in the ownership and development of real estate-based projects. The consideration for the acquired interests (the “FXLR Investment”) was $100 million, paid in cash at closing. The Company funded the $100 Million purchase price with proceeds from a drawdown under its amended credit facility, as more fully described below.
Simultaneous with the CKX investment in FXLR, FXLR entered into a worldwide license agreement with Elvis Presley Enterprises, Inc., a 85% owned subsidiary of CKX (“EPE”), granting FXLR the exclusive right to utilize Elvis Presley-related intellectual property in connection with the development, ownership and operation of Elvis Presley-themed hotels, casinos and certain other real estate-based projects and attractions around the world. FXLR also entered into a worldwide license agreement with Muhammad Ali Enterprises LLC, a 80% owned subsidiary of CKX (“MAE”), granting FXLR the right to utilize Muhammad Ali-related intellectual property in connection with Muhammad Ali-themed hotels and certain other real estate-based projects and attractions. The terms of the License Agreements are described more fully below under “License Agreements.”

In connection with the FXLR Investment, the Company, FXLR, Flag, Robert F.X. Sillerman and certain other members of Flag entered into a Repurchase Agreement (the “Repurchase Agreement”) designed to ensure the value of the Company’s investment in FXLR under certain limited circumstances. Specifically, if none of certain specified events designed to establish the value of the FXLR Investment at its original purchase price have occurred prior to the second anniversary of the date of the stockholder distribution (as described below), Flag, Mr. Sillerman and certain other members of Flag shall be required to contribute such number of shares of FXLR back to FXLR as would result in the shares held by CKX and its holders being worth the aforementioned purchase price. If the merger agreement (as described above) closes, the Company becomes subject to the contribution obligation along with Flag, Mr. Sillerman and the specified members of Flag, each in a proportionate amount based on share ownership, with the intent that the value of the shares of FXLR distributed to the CKX stockholders in the distribution continue to retain their proportionate value of the original FXLR Investment.
About FXLR
FXLR owns a 50% interest in entities that own and control 17.72 contiguous acres of land located at the corner of Harmon and Las Vegas Boulevard in Las Vegas, Nevada (the “Park Central Properties”) and has entered into a binding agreement to acquire the other 50% of such entities. The acquisition of the remaining 50% of such entities, which will give FXLR 100% ownership and control of the Park Central Properties, is expected to close no later than July 29, 2007.
FXLR intends to evaluate and pursue a retail, hotel, commercial and residential development project on the Park Central Properties. In addition, FXLR will pursue similar real estate and attraction based projects throughout the world, including the development of one or more hotels near by or contiguous to the Graceland property in Memphis Tennessee, as more fully described below under “Elvis Presley License Agreement — Hotel at Graceland.”
In addition to its interest in the Park Central Properties and its plans with respect to a Graceland-based hotel, FXLR directly and through subsidiaries, holds 836,588 shares of common stock, par value $0.0001 per share (“Riv Shares”), in Riviera Holdings Corporation [AMEX:RIV], a company that owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada (“Riviera”), as well as a 50% economic interest in an option to acquire an additional 1,147,550 Riv Shares at a price of $23 per share (the “Riv Option”). On May 16, 2007, Riviera Acquisitions Holdings, a 57% owned subsidiary of FXLR, made an offer to acquire the remaining outstanding shares of Riviera at a price of $34 per share. The closing price of Riv Shares on the American Stock Exchange on May 30, 2007 was $36.35 per share.
Affiliated Elements of Transaction
Flag Luxury Properties LLC, a Delaware limited liability company and private real estate development company (“Flag”), owns the other 50% common membership interests in FXLR and retains a $45 million preferred priority distribution right, which amount will be payable upon the consummation of certain predefined capital transactions. Robert F.X. Sillerman, the Chairman and Chief Executive Officer of the Company, owns, directly and indirectly, an approximate 30% interest in Flag. Based on his ownership interests in Flag, Mr. Sillerman will be entitled to receive his pro rata participation of the $45 million priority distribution right held by Flag, when paid by FXLR.
In addition, Mr. Sillerman has provided a personal guarantee for a $23 million loan from Credit Suisse to FXLR.
Approval Process
The Company’s Board of Directors, acting upon the unanimous recommendation of the Special Committee, has (except for directors affiliated with Parent or Merger Sub, who abstained) unanimously approved the FXLR Investment and the license agreements. On June 1, 2007, Houlihan Lokey delivered an opinion to the Special Committee and the Board of Directors that as of the date of the opinion, the terms of the FXLR Investment and the licenses were fair to the holders of the Company’s Common Stock (other than holders of Common Stock that are affiliated with Parent) from a financial point of view.
In addition to the approvals described above, the terms of the license agreements were approved by the minority equity owners of EPE and MAE.
Reorganization, Stockholder Distribution and Mandatory Flag Distribution
Under the terms of the purchase agreement governing the FXLR Investment, the Company has agreed to distribute one-half of its interests in FXLR (representing a 25% common membership interests therein) to its stockholders through a registered distribution, on the basis of one share of FXLR for each CKX share held by such stockholders as of a to be determined record date. FXLR has agreed to file a registration statement with the SEC as soon as is practical to register the shares to be distributed by CKX to its stockholders. CKX will consummate the distribution as soon as is commercially practicable following effectiveness of the registration statement. In addition, Flag has agreed to a mandatory distribution of its interests in FXLR (except for Flag’s preferred priority distribution right) to the members of Flag, including Mr. Sillerman. Immediately prior to the distributions, FXLR will be reorganized so that its members, and therefore the distributees in both the CKX distribution and the Flag distribution, will receive shares of a Delaware corporation that will wholly own all of the interests in the current FXLR (except for Flag’s preferred priority distribution right). Following consummation of the distributions, the stockholders of CKX will hold approximately 25% of the outstanding shares of common stock of FXLR (the “FXLR Shares”), CKX will hold approximately 25% of the FXLR Shares and the members of Flag will hold approximately 50% of the FXLR Shares.
The distribution is intended to allow current CKX stockholders to share directly in the continued growth and exploitation of the existing Elvis Presley and Muhammad Ali intellectual property rights and assets, more specifically in the areas to be pursued by FXLR in accordance with the terms of the license agreements. Completion of the distribution is a condition precedent to the closing of the Merger. Conversely, consummation of the distribution is not conditioned on the closing of the Merger.
Rights Offering
As soon as is commercially practicable following the distribution described above, FXLR will offer its stockholders a right to purchase additional shares of FXLR in a rights offering. Both CKX and Flag (on behalf of itself and its members), which immediately prior to the rights offering will own 25% and 50% of the outstanding common stock of FXLR, respectively, have agreed to waive their rights to participate in the rights offering. As a result, the only stockholders who may participate in the rights offering will be the CKX stockholders who received their FXLR Shares in the distribution. The rights offering will take place as soon as a registration statement registering the rights is declared effective by the SEC. FXLR intends to generate approximately $100 million in gross proceeds from the rights offering, if it is fully subscribed. It is anticipated that following the closing of the rights offering, and assuming full subscription (which will be guaranteed by a backstop from a to be determined third party), FXLR will be owned 40% by the members of Flag, 40% by public stockholders (consisting of the CKX stockholders who received shares in the distribution and acquire shares in the rights offering) and 20% by CKX.

Elvis Presley License Agreement
Grant of Rights
Simultaneous with the FXLR Investment, EPE entered into a worldwide exclusive license agreement with FXLR, granting FXLR the right to use Elvis Presley-related intellectual property in connection with designing, constructing, operating, and promoting Elvis Presley-themed real estate and attraction based properties, including Elvis Presley-themed hotels, casinos, theme parks, lounges and clubs (subject to certain restrictions). The license also grants FXLR the non-exclusive right to use Elvis Presley-related intellectual property in connection with designing, constructing, operating and promoting Elvis Presley-themed restaurants. Under the terms of the license agreement, FXLR has the right to manufacture and sell merchandise relating to each Elvis Presley property at the applicable property, but EPE will have final approval over all types and categories of merchandise that may be sold by FXLR. If FXLR has not opened an Elvis Presley-themed restaurant, theme park and/or lounge within 10 years, then the rights for the category not exploited by FXLR revert to EPE.
FXLR’s rights under the license are subject to the Company’s obligations to the minority interest holder of EPE, such as a restriction that the Elvis Presley intellectual property not be used in a manner that would tarnish the reputation or public image of Elvis Presley or EPE.
Hotel at Graceland
Under the terms of the license agreement, FXLR is given the option to construct and operate one or more of the hotels to be developed as part of the Company’s previously disclosed plan to grow the Graceland experience as the centerpiece of the Whitehaven section of Memphis, which plans include building an expanded visitors center, developing new attractions and merchandising shops and building a new boutique convention hotel.
Royalty Payments and Minimum Guarantees
FXLR will pay to EPE an amount equal to 3% of gross revenues generated at any Elvis Presley property (including gross revenues derived from lodging, entertainment attractions, ticket sales, sale of food and beverages, rental space, but excluding gambling if payment of percentage of gambling royalty revenues would be contrary to law or require EPE to be licensed) and 10% of gross revenues with respect to the sale of merchandise. In addition, FXLR will pay EPE a set dollar amount per square foot of casino floor space at each Elvis Presley property where percentage royalties are not paid on gambling revenues.
FXLR will pay a guaranteed annual minimum royalty payment to EPE of $9 million in 2007, 2008, and 2009, $18 million in 2010, 2011, and 2012, $22 million in 2013, 2014, 2015 and 2016, and increasing by 5% for each year thereafter, in each case recoupable only against royalties payable during the year in question. The initial payment under the license agreement will be due on the earlier of the completion of the rights offering described above or December 1, 2007.
Beginning on the date of the agreement and ending on the eighth anniversary of the opening of the first Elvis Presley themed hotel, FXLR has the right to buy out all remaining royalty payment obligations due to EPE under the license agreement by paying EPE $450 million. FXLR would be required to buy out royalty payments due to MAE under its license agreement with MAE at the same time that it exercises its buyout right under the EPE license agreement.

Termination Rights
Unless FXLR exercises its buy-out right, either FXLR or EPE will have the right to terminate the license upon the date that is the later of (i) 10 years after the effective date of the license, or (ii) the date on which FXLR’s buy-out right expires. If such right is not exercised, either FLXR or EPE will again have the right to so terminate the license on each 10th anniversary of such date. In the event that FXLR exercises its termination right, then (x) the license agreement between FXLR and MAE will also terminate and (y) FXLR will pay to EPE a termination fee of $45 million. Upon any termination, the rights granted to FXLR (including the rights granted by FXLR to any project company to develop an Elvis Presley-themed real estate property) will remain in effect with respect to all Elvis Presley-related real estate properties that are open or under construction at the time of such termination, provided that royalties continue to be paid to EPE.
Muhammad Ali License Agreement
Grant of Rights
Simultaneous with the FXLR Investment, MAE entered into a worldwide exclusive license agreement with FXLR, granting MAE the right to use Muhammad Ali-related intellectual property in connection with designing, constructing, operating, and promoting Muhammad Ali-themed real estate and attraction based properties, including Muhammad Ali-themed hotels and retreat centers (subject to certain restrictions). Under the terms of the license agreement, FXLR has the right to manufacture and sell merchandise relating to each Muhammad Ali property at the applicable property, but MAE will have final approval over all types and categories of merchandise that may be sold by FXLR.
FXLR’s rights under the license are subject to the Company’s obligations to the minority interest holder of MAE, such as a restriction that the Muhammad Ali intellectual property not be used in a manner that would present Muhammad Ali in a negative and disparaging light or in a manner that is offensive, immoral, derogatory or in poor taste, that is offensive to the religious beliefs of Muhammad Ali, or that would tarnish the reputation or public image of Muhammad Ali or MAE.
Royalty Payments and Minimum Guarantees
FXLR will pay to MAE an amount equal to 3% of gross revenues generated at any Muhammad Ali property (including gross revenues derived from lodging, entertainment attractions, ticket sales, sale of food and beverages and rental space) and 10% of gross revenues with respect to the sale of merchandise.
FXLR will pay a guaranteed annual minimum royalty payment to EPE of $1 million in 2007, 2008, and 2009, $2 million in 2010, 2011, and 2012, $3 million in 2013, 2014, 2015 and 2016 and increasing by 5% for each year thereafter. The initial payment under the license agreement will be due on the earlier of the completion of the rights offering described above or December 1, 2007.
Beginning on the date of the agreement and ending on the eighth anniversary of the opening of the first Elvis Presley themed hotel, FXLR has the right to buy-out all remaining royalty payment obligations due to MAE under the license agreement by paying MAE $50 million. FXLR would be required to buy-out royalty payments due to EPE under its license agreement with EPE at the same time that it exercises its buy-out right under the MAE license agreement.
Termination Rights
Unless FXLR exercises its buy-out right, either FXLR or MAE will have the right to terminate the license upon the date that is the later of (i) 10 years after the effective date of the license, or (ii) the date on which FXLR’s buy-out right expires. If such right is not exercised, either FLXR or MAE will again have the right to so terminate the license on each 10th anniversary of such date. In the event that FXLR exercises its termination right, then (x) the agreement between FXLR and EPE will also terminate and (y) FXLR will pay to MAE a termination fee of $5 million. Upon any termination, the rights granted to FXLR (including the rights granted by FXLR to any project company to develop a Muhammad Ali-themed real estate property) will remain in effect with respect to all Muhammad Ali-related real estate properties that are open or under construction at the time of such termination, provided that royalties continue to be paid to MAE.
Amendment of $125 Million Revolving Credit Agreement
In connection with the Company’s investment in FXLR, the Company entered into an agreement with Bear Stearns Corporate Lending Inc., as administrative agent, to amend its $125 million revolving credit agreement, to, among other things, increase the amount of the credit facility by $25 million, to a total of $150 million, and to permit the investment by the Company in FXLR and the subsequent distribution to the Company’s stockholders of half of the Company’s equity interests in FXLR.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 1, 2007, by and among 19X, Inc., 19 Acquisition Corp. and CKX, Inc. (Pursuant to Item 601(b)(2) of Regulation S-K, the Company agrees to furnish, supplementally, a copy of any exhibit or schedule omitted from the Merger Agreement to the SEC upon request.)

2.2	Management Cooperation Agreement, dated as of June 1, 2007, by and among CKX, Inc. and each of the stockholders set forth on Schedule I thereto.

2.3	Membership Interest Purchase Agreement, dated as of June 1, 2007, by and among FX Luxury Realty, LLC, CKX, Inc., and Flag Luxury Properties, LLC.

2.4	Repurchase Agreement, dated as of June 1, 2007, by and among FX Luxury Realty, LLC, CKX, Inc., Flag Luxury Properties, LLC, Robert F.X. Sillerman, Brett Torino and Paul C. Kanavos

99.1	Press Release dated June 1, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, INC.

BY:	/s/ Howard J. Tytel

Name:	Howard J. Tytel
Title:	Senior Executive Vice President
DATE: June 1, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 1, 2007, by and among 19X, Inc., 19 Acquisition Corp. and CKX, Inc. (Pursuant to Item 601(b)(2) of Regulation S-K, the Company agrees to furnish, supplementally, a copy of any exhibit or schedule omitted from the Merger Agreement to the SEC upon request.)

2.2	Management Cooperation Agreement, dated as of June 1, 2007, by and among CKX, Inc. and each of the stockholders set forth on Schedule I thereto.

2.3	Membership Interest Purchase Agreement, dated as of June 1, 2007, by and among FX Luxury Realty, LLC, CKX, Inc., and Flag Luxury Properties, LLC.

2.4	Repurchase Agreement, dated as of June 1, 2007, by and among FX Luxury Realty, LLC, CKX, Inc., Flag Luxury Properties, LLC, Robert F.X. Sillerman, Brett Torino and Paul C. Kanavos

99.1	Press Release dated June 1, 2007.